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                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         FOR VALUE RECEIVED, Global Health Acquisition Corp. ("Assignor"), a Delaware corporation and a wholly-owned subsidiary of Health Management Systems, Inc. ("HMS"), a New York corporation, does hereby sell, assign and transfer to HSA Managed Care Systems, Inc. ("Assignee"), a Delaware corporation and a wholly-owned subsidiary of HMS, all of the rights of Assignor and delegates to Assignee all of the duties of Assignor under the Asset Purchase Agreement, dated as of March 10, 1997 (the "Purchase Agreement"; capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement), by and among GHS, Inc., Global Health Systems, Inc., GHS Management Services, Inc. and HMS and Assignor, and the Ancillary Agreements required to be executed by the Buyers thereunder.

         Assignee hereby assumes and agrees to perform all of Assignor's obligations under the Purchase Agreement and the Ancillary Agreements.

         Assignee represents and warrants to Assignor and to Sellers as follows:

                  (a) Organization, Corporate Power, Etc. Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the properties, results of operations or financial condition of Assignee. Assignee has all requisite corporate power and authority to acquire, own, lease and operate the Assets and the Business, to execute and deliver this Agreement and to perform its obligations under the Purchase Agreement and the Ancillary Agreements.

                  (b) Authorization of Agreements. The execution, delivery and performance by Assignee of this Agreement and the Ancillary Agreements, and the consummation by Assignee of the transactions contemplated hereunder and under the Purchase Agreement and the Ancillary Agreements, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by Assignee and constitutes the legal, valid and binding obligation of Assignee, enforceable in accordance with its terms, and the Ancillary Agreements, when duly executed and delivered in accordance with this Agreement and the Purchase Agreement, will constitute legal, valid and binding obligations


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of Assignee, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. All of the issued and outstanding capital stock of Assignee is owned by HMS. Except for the affirmative vote of HMS, under the laws of the State of Delaware, the authorization of no other person or entity is required to consummate the transactions contemplated hereby or by the Purchase Agreement or the Ancillary Agreements by virtue of any such person or entity having an equitable or beneficial interest in Assignee.

                  (c) Effect of Agreements. The execution and delivery by Assignee of this Agreement and the Ancillary Agreements, and the performance by Assignee of its obligations hereunder and under the Purchase Agreement and the Ancillary Agreements, will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of Assignee or any judgment, award or decree or any indenture, agreement or other instrument to which Assignee is a party or by which Assignee or its properties or assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Assignee.

                  (d) Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Assignee, threatened against or affecting Assignee before any court or by or before any governmental body or arbitration board or tribunal that might enjoin or prevent the consummation of the transactions contemplated by this Agreement and the Purchase Agreement. For purposes of this Agreement, "to the knowledge of Assignee" shall mean the collective knowledge of Assignee's Officers. "Knowledge" when used in this context shall mean, as to the facts or circumstances represented: (i) actual knowledge of any one of Assignee's Officers; and (ii) knowledge that any one of Assignee's Officers should reasonably be expected to possess after due inquiry.

                  (e) Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Assignee of this Agreement or the Ancillary Agreements or the consummation by

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Assignee of the transactions contemplated hereby or by the Purchase Agreement or the Ancillary Agreements.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of ____ day of July, 1997.

                         GLOBAL HEALTH ACQUISITION CORP.


                         By:__________________________________
                            Phillip Siegel, Vice President


                         HSA MANAGED CARE SYSTEMS, INC.


                         By:__________________________________
                            Phillip Siegel, Vice President


Accepted and Agreed to, as of the above date, pursuant to Section 9.11 of the Purchase Agreement.

GHS, INC.


By:____________________________
   Alan Gold, President

GLOBAL HEALTH SYSTEMS, INC.


By:____________________________
   Alan Gold, President


GHS MANAGEMENT SERVICES, INC.


By:____________________________
   Alan Gold, President